Exhibit (a)(21)

To all Ventana employees:

Attached is a press release that we issued today announcing that we have entered into a confidentiality agreement with Roche. This agreement is intended to allow Roche to have access to some non-public information regarding Ventana in order to better understand our business and the inherent value in companion diagnostics. Our Board made the decision to do this because they believe—as does management—that providing this information to Roche will allow Roche to recognize the significant additional value inherent in Ventana’s business.

To be clear, prior to the execution of the confidentiality agreement, Ventana had not commenced negotiations with Roche and no assurance can be made that Roche and Ventana will ultimately enter into a definitive agreement. Our Board continues to be steadfast in its view that Roche’s $75 offer is grossly inadequate and not an appropriate starting point for negotiations as reflected by that fact that our share price has consistently traded well above Roche’s offer and our stockholders have overwhelmingly rejected that offer four times. Furthermore, our Board continues to believe Roche’s offer does not appropriately compensate Ventana’s stockholders for the inherent value of the Company or its synergistic value to Roche.

Please know that I will update everyone if there are any significant developments as a result of this process. In the meantime, we ask that you continue to remain focused on serving our customers and providing value to our stockholders. You have done an excellent job over the last several months – I am proud of your tireless efforts and thankful that you have stayed focused on business as usual. I appreciate your continued support.

Sincerely,

Chris

This letter may contain certain forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors, such as risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions. In addition, there can be no assurance that an agreement relating to any sale of, or investment in, Ventana will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated. Please refer to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and all subsequent SEC filings, for a more detailed discussion of applicable risks and uncertainties.

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/

RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.